Exhibit 10.4

FINAL

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (the “Agreement”) is made and entered into by and between CBL & Associates Management, Inc. (the “Company”)* and Farzana Khaleel (“Employee”) to be effective as of the 31st day of December, 2022 (the “Effective Date”).

WHEREAS, Employee currently serves as the Company’s Executive Vice President, Chief Financial Officer and Treasurer;

WHEREAS, Employee’s employment with the Company will end at 11:59 pm (eastern) on December 31, 2022 pursuant to a termination of the Employee’s employment by the Company “without cause”; and

WHEREAS, Employee and the Company have entered into (i) that certain Amended and Restated Employment Agreement dated May 21, 2021 (the “Employment Agreement”); (ii) that certain Executive Officer Time-Vested Award Stock Restriction Agreement dated December 15, 2021 (the “Stock Restriction Agreement”); (iii) that certain 2022 Performance Stock Unit Award Agreement dated February 17, 2022 (the “PSU Agreement”); and (iv) that certain Indemnification Agreement dated September 18, 2000 (the “Indemnity Agreement”);

WHEREAS, Employee and the Company intend to enter into that certain Consulting Agreement to be dated January 1, 2023 (the “Consulting Agreement”); and

WHEREAS, Employee and the Company wish to set forth the terms and conditions of Employee’s separation from employment, as well as resolve any disputes and claims that Employee or Company could potentially have arising from Employee’s employment by the Company, except for those arising out of this Agreement.

NOW THEREFORE, in consideration of the release and other promises contained in this Agreement, Company and Employee agree as follows:

A.
Employment Termination Date

Effective as of 11:59 pm (eastern) on December 31, 2022 (the “Employment Termination Date”), Employee will cease to serve as an executive officer and employee of the Company and will cease to serve as an executive officer and employee for any affiliate of the Company.

B.
The Company’s Agreements
1.
Employee will receive her regular salary through her Employment Termination Date, in accordance with the Company’s regular payroll practices.
2.
Per the terms of the Employment Agreement, Employee will receive a severance benefit in cash equal to $1,671,584 which is two times (2x) the sum of (i) her annual base salary in effect for the 2022 year plus (ii) her Retention Bonus as defined in and as set forth in the Employment Agreement. Notwithstanding the terms of the Employment Agreement, this amount will be paid on the next administratively practicable regular Company payroll date following the later of the Employee’s termination date or the execution of this Agreement and will be subject to any withholding or other requirements pursuant to applicable Federal income tax rules and regulations.
3.
Employee will remain eligible to receive the Corporate and Individual components of her cash AIP Bonus Payment for 2022 in accordance with the terms of the 2022 Annual Incentive Program (AIP) as adopted by the Company’s Compensation Committee and described in the Company’s proxy statement for its 2022 Annual Meeting of Stockholders. The amount payable to Employee pursuant to such Corporate and Individual components of her annual cash AIP Bonus Payment will be determined following December 31, 2022 and will be paid in a lump sum as soon as practical after final certification of the underlying performance results and approval of such payment by the Compensation Committee and shall be subject to any withholding or other requirements pursuant to applicable Federal income tax rules and regulations.
4.
22,500 or 50% of the shares of restricted Company common stock held by Employee as of the date of termination, which were awarded pursuant to Stock Restriction Agreement, shall vest in the Employee on the Effective Date pursuant to the terms of the Stock Restriction Agreement and shall be subject to any withholding or other requirements pursuant to applicable Federal income tax rules and regulations.
5.
Per the PSU Agreement, Employee will remain eligible to earn applicable awards under the Emergence Equity Incentive Equity Award Program for the fiscal year ended December 31, 2022 (Year 1 Performance Period ending December 31, 2022) as described in the Company’s proxy statement for its 2022 Annual Meeting of Stockholders. In February 2022, Employee was initially awarded 15,278 PSUs applicable to the Year 1 Performance, which have been and will be increased pursuant to the PSU Agreement for any cash or stock dividends paid prior to the date the actual awards are paid. As soon as administratively practicable following the date on which the Company’s Compensation Committee certifies that a PSU award is earned for the fiscal year ended December 31, 2022, the Company will issue to the Employee one share of Common Stock for each earned PSU per the PSU Agreement. Settlement of the PSUs shall be subject to any withholding or other requirements pursuant to applicable Federal income tax rules and regulations. Per the PSU Agreement, PSUs awarded for Performance Periods subsequent to the fiscal year ended December 31, 2022, will be forfeited as of the date of termination.
6.
Per the terms of the Employment Agreement, Employee shall be eligible to participate and shall continue to participate, at the Company’s expense, in the Company’s health insurance program at the levels of benefits and coverage that were in place for the Employee as of the Employment Termination Date for a period of eighteen (18) months following the month in which the Employment Termination Date shall have occurred.
7.
Except for any claim or cause of action based upon the fraud of Employee or the willful misconduct of Employee, Company hereby knowingly and voluntarily releases and waives any and all claims, demands or causes of action, known or unknown, that as of the Effective

Date, Company has or could have against Employee that arise from or in any way relate to Company’s employment of Employee, to the full extent permitted by law.
C.
Employee’s Agreements
1.
Full and General Release of Liability. Except for any claims Employee may continue to have under the Consulting Agreement and the Indemnity Agreement and for any claims Employee may have based on the terms of this Agreement, Employee hereby knowingly and voluntarily releases and waives any and all claims, demands, or causes of action (collectively, “claims”) known or unknown, suspected or unsuspected, that, as of the Effective Date, Employee has or could have against the Company, its current (or former) directors, officers, executives, employees, owners, shareholders, insurers, attorneys, fiduciaries, successors, assigns, subsidiaries or any other individual or entity related to the Company, without limitation, exception, or reservation (collectively, the “Released Parties”) that arise from or in any way relate to Employee’s employment by the Company or the ending of that employment. Employee understands that Employee is releasing the Released Parties, to the maximum extent permitted by law, from any liability which any or all of the Released Parties may have or may have had to Employee, at any time up to and including the Effective Date. This release includes a waiver (a giving up) of any legal rights or claims Employee may have or may have had, including but not limited to claims of race, color, national origin, sex or gender, age, religious, disability or other protected class discrimination, harassment, or retaliation, arising under Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Civil Rights Act of 1866 (Section 1981), the Americans with Disabilities Act of 1990, as amended by the Americans with Disabilities Act Amendments Act, the Age Discrimination in Employment Act (“ADEA”), any applicable federal, state or local anti-discrimination statute or law, any violation of Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Federal Constitution, the Tennessee Human Rights Act, the Tennessee Disability Act, Tennessee’s Law on Equal Pay, the Tennessee Wage Payment Act, Tenn. Code Ann. § 50-2-103 et seq., the Tennessee Family and Medical Leave Law, the Tennessee Worker Adjustment and Retraining Notification Act, the Tennessee Whistleblower Act., any state constitution, all claims for workers’ compensation retaliation or discrimination, all claims arising under Company policy or practice, and all claims arising under any other federal, state or local statute, regulation, or the common law, including but not limited to claims sounding in tort or contract, to the maximum extent permitted by law.

This release does not apply to or include any claims that cannot be released or waived by law nor, as stated above, does this release apply to or include any claims Employee may have or that may arise under the Consulting Agreement or the Indemnity Agreement. In addition, this Agreement and release shall not preclude Employee from communicating with, providing information to, or filing, testifying, assisting, or participating in a charge, complaint, investigation, or proceeding with, the Equal Employment Opportunity Commission (EEOC), the Occupational Safety and Health Administration (OSHA), the Securities and Exchange Commission (SEC), the National Labor Relations Board (NLRB), or any other federal, state, or local governmental or law enforcement agency or commission (“Government Agencies”). However, Employee agrees that the payment received pursuant to this Agreement shall be the sole relief provided to Employee and hereby releases and waives any right to monetary recovery, reinstatement, or other personal relief from such Government Agencies arising from such claims.

2.
Return of Company Property. Except as may be required to perform Employee’s responsibilities and duties under the Consulting Agreement, Employee agrees to return all of the Company’s property, including but not limited to, all laptops, cellular phones, electronic devices, keys, other Company property, and the originals and all copies, summaries, and abstracts of all written, recorded, or computer-generated information that Employee has in Employee’s possession or control and that Employee has obtained in connection with Employee’s employment with the Company. To the extent not returned by Employee on termination of Employee’s employment with the Company, Employee agrees to use her commercially reasonable efforts to return all items listed herein to the Company upon termination of the Consulting Agreement.
3.
Adequacy of Consideration. Employee acknowledges that the payments and other promises provided by the Company under this Agreement constitute adequate consideration for Employee’s execution of this Agreement.
4.
Employee Acknowledgements. Employee acknowledges that as of the Effective Date, Employee: (1) has not suffered a work-related injury that has not been properly disclosed to the Company; (2) has not exercised any actual or apparent authority by or on behalf of any of the Released Parties that Employee has not specifically disclosed to the Company or that is outside of the scope of Employee’s authority as an executive officer of the Company; (3) has not entered into any agreements, whether written or otherwise, with any of the Company’s employees (current and former) that could legally bind the Company that have not been specifically disclosed to the Company; and (4) has not entered into any agreements, whether written or otherwise, with any third parties that could legally bind the Company that have not been specifically disclosed to the Company or that are outside of the scope of Employee’s authority as an executive officer of the Company Notwithstanding the Employee’s acknowledgements made in this Paragraph C.4 of this Agreement, (A) Employee and the Company acknowledge that Employee, in her status as an executive officer of the Company, has entered into agreements with third parties in the ordinary course of the Company’s business; and (B) Employee represents to the Company that to the best of Employee’s knowledge, all of such agreements were within her authority as an executive officer of the Company and, where required by the Company’s policies and procedures, were approved by the Company’s Board of Directors, applicable Committees of the Company’s Board of Directors or other executive officers of the Company.

D.
No Admission of Liability

Employee acknowledges that this Agreement shall not in any way be construed as an admission by the Company of any liability on the part of the Company or any of the other Released Parties, and that all such liability is expressly denied by the Company.

E.
Voluntary Nature of Agreement and Advice of Counsel

Employee acknowledges that Employee has read this Agreement and understands its terms. Employee signs the Agreement voluntarily, of Employee’s own free will, without coercion or duress, and with full understanding of the significance and binding effect of the Agreement. Employee is hereby advised to consult with an attorney before signing this Agreement, and Employee acknowledges Employee has had an opportunity to review this Agreement with an attorney prior to execution.

F.
Binding Effect

This Agreement will be binding upon and inure to the benefit of Employee and Employee’s heirs, administrators, representatives, executors, successors and assigns, as well as the Company and its successors and assigns.

G.
Tax Issues

Employee expressly acknowledges that no oral or written representation of fact or opinion has been made to Employee by the Company or its attorneys regarding the tax treatment or consequences of any payment made under the Agreement. It is expressly understood that, to the extent any additional liability or responsibility exists for Employee’s federal, state, and local income or other taxes, such liability or responsibility rests solely with Employee. Employee further agrees to indemnify and hold harmless the Company in connection with any additional liability incurred by the Company in connection with any tax or taxes for which Employee is responsible. Employee acknowledges that the Company will deduct from any compensation payable to Employee or payable on Employee’s behalf under this Agreement all applicable federal, state, and local income and employment taxes and other taxes and withholdings required by law.

The payments and benefits set forth in this Agreement have been structured in a manner, and shall be interpreted and administered at all times, to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable exemptions set forth in regulations issued thereunder, including, if applicable, the six-month delayed payment requirement for specified employees. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Code Section 409A.

If Employee is entitled to be paid or reimbursed for any taxable expenses under this Agreement, and such payments or reimbursements are includible in Employee’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of Employee to reimbursement of expenses under this Agreement shall be subject to liquidation or exchange for another benefit.

H.
Non-Disparagement

Employee agrees not to disparage the Company or any of the Released Parties to the media or to others, including but not limited to any current or former employee of the Company, any current or former colleague of Employee, or any of the Company’s current, former or potential investors, lenders, joint venture partners, tenants, customers or clients. Specifically, Employee is prohibited from making any statements or claims regarding the Company or any of the Released Parties that may be considered to be derogatory or detrimental to the good name or business reputation of the Company or any of the Released Parties.

I.
Confidential Information

Employee acknowledges that Employee has held positions of trust and confidence with the Company and that, during the course of Employee’s employment, Employee has been exposed to information that is proprietary in nature, confidential to the Company and not generally available to the public and which, if divulged, would be potentially damaging to any Released Parties, or the subjects of the information. Employee agrees that Employee will return to the Company any documents in Employee’s possession or under Employee’s control relating to such information within a reasonable amount of time after the Employment Termination Date or within a reasonable amount of time after the termination of the Consulting Agreement. Employee further agrees to keep such information in strict confidence and not disclose such information to any person except as required by law. Employee agrees not to use or disclose to any party, at any time or in any manner, directly or indirectly, any business or trade secrets or other confidential information learned or obtained by Employee while employed by the Company. Such confidential information includes, but is not limited to, any information disclosed to or known by Employee as a consequence of employment with the Company and not generally known in the industry in which the Company is engaged. Employee also agrees not to disclose or discuss with third parties the terms and provisions of this Agreement. If Employee is required to disclose information pursuant to a court order or other government process or such disclosure is necessary to comply with applicable law or defend against such claims, then Employee shall: (a) notify the Company promptly before any such disclosure is made; (b) at the Company’s request and expense, take all reasonably necessary steps to defend against such process or claims; and (c) refrain from opposing the Company’s participation with counsel of its choice in any proceeding relating to any such court order, other government process or claims.

J.
Cooperation

Employee agrees that, upon reasonable request by the Company, Employee will participate in the investigation, prosecution, or defense of any matter involving the Company, any of the other Released Parties, or any other matter that arose during Employee’s employment, provided the Company shall compensate Employee for the reasonable value of the time required for such participation, and shall reimburse Employee for any reasonable travel and out-of-pocket expenses incurred in providing such participation at its request, the purpose of which reimbursement is to avoid cost to Employee and not to influence Employee’s participation.

K.
Governing Law

This Agreement will be interpreted and enforced in accordance with the laws of the State of Tennessee, to the extent state law applies, and under federal law, to the extent federal law applies.

L.
Consent to Jurisdiction of the Courts of Hamilton County, Tennessee

Should a lawsuit be filed by either party to enforce this agreement, both the Company and Employee specifically and without reservation, consent to the exclusive jurisdiction and venue of either the Chancery or Circuit Courts of Hamilton County, Tennessee sitting in Chattanooga, Tennessee and the Company and Employee specifically agree that these Courts have the sole and exclusive jurisdiction to dispose of these claims and that they are the proper forum(s) for the resolution of those claims. The parties agree not to file any action to enforce this agreement in any other jurisdiction or Court. The non-prevailing party following final, non-appealable order or judgement will bear the costs of that action, attorneys’ fees, and all other discretionary costs.

M.
Severability

Should any provision of this Agreement be declared or determined by a court of competent jurisdiction to be invalid or otherwise unenforceable, the remaining parts, terms and provisions shall continue to be valid, legal and enforceable, and will be performed and enforced to the fullest extent permitted by law.

N.
Complete Agreement

Except as noted in this Paragraph N below, this Agreement contains the entire agreement between Employee and the Company and supersedes all prior agreements or understandings between them on the subject matters of this Agreement, provided that Employee shall continue to be bound by Employee’s obligations with respect to confidential information, and proprietary information and trade secrets. This Agreement cannot be altered, amended, or modified in any respect, except by a writing signed by Employee and the Company. Company and Employee agree (i) that the Employment Agreement is hereby terminated except as to provisions which by the terms of the Employment Agreement survive the termination of the Employee’s employment; (ii) that the Stock Restriction Agreement is hereby terminated except as to provisions which by the terms of the Stock Restriction Agreement survive the termination of the Employee’s employment; (iii) that the PSU Agreement is hereby terminated except as to provisions which by the terms of the PSU Agreement survive the termination of the Employee’s employment; (iv) that the Indemnity Agreement is not terminated and shall continue in force and effect according to its terms; (v) the Consulting Agreement, upon its full execution, shall continue in force and effect according to the terms of the Consulting Agreement; and (vi) in any conflict between the terms of (A) this Agreement and (B) the Employment Agreement, the Stock Restriction Agreement and/or the PSU Agreement, the terms and provisions of this Agreement shall control*.

O.
Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. Any party may execute this Agreement by signing any such counterpart. A digital copy or electronic copy of one or both signatures shall have the full effect of an original.

IMPORTANT: EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS BEEN HEREBY ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS HAVE BEEN ADVISED THAT THIS AGREEMENT IS A BINDING LEGAL DOCUMENT. EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT AND THAT EMPLOYEE HAS VOLUNTARILY AND KNOWINGLY ENTERED INTO THIS AGREEMENT AND HAS EXECUTED THIS AGREEMENT FREE OF ANY DURESS OR COERCION.

Executed to be effective as of the Effective Date as referenced herein.

COMPANY	EMPLOYEE

CBL & Associates Management, Inc.

By: /s/ Jeffery V. Curry	/s/ Farzana Khaleel
Name: Jeffery V. Curry	Farzana Khaleel
Title: Chief Legal Officer